UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 31, 2018

TWO RIVERS WATER & FARMING COMPANY
(Exact name of registrant as specified in charter)

Colorado
(State or other jurisdiction of incorporation)

000-51139	13-4228144
(Commission File Number)	(IRS Employer Identification No.)

3025 S Parker Rd, Ste 140, Aurora CO	80014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 222-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[  ] Emerging growth company

ITEM 8.01 Other Events

Amendment to Note

As described in a current report on Form 8-K filed with the SEC on February 16, 2018, we entered into a securities purchase agreement dated February 9, 2018 with Powderhorn I, LP or Powderhorn, pursuant to which we issued to Powderhorn on February 9, 2018 a 12.5% original issue discount convertible promissory note, or the Note, in the principal amount of $675,000 in exchange for $600,000 in cash.

On August 31, 2018, we entered in an amendment to the Note to correct certain drafting errors in the Note that did not reflect the original intent and agreement of the parties. In particular, the amendment confirmed that:

●	We are obligated to make monthly payments under the Note in the amount of $63,000 on the ninth day of each month from March 2018 through February 2019, which we refer to as Amortization Payment Dates. Each monthly payment, which we refer to as an Amortization Payment, will consist of one-twelfth of the principal of the Note and all accrued but unpaid interest under the Note. Each Amortization Payment will be made, at our election, in either (a) cash, in an amount equal to 105% of the Amortization Payment or (b) subject to our compliance with specified “Equity Conditions” set forth in the Note, shares of common stock, in whole or in part in our discretion (rather than the discretion of Powderhorn, as may have been implied under the prior version of the Note), by applying the Amortization Conversion Price as described below. Under the Note, Amortization Conversion Price means, as of a specified date, an amount equal to the average of the lowest two closing prices of common stock during the ten trading days immediately preceding such specified date.

●	Notwithstanding the foregoing, Powderhorn may, upon notice to us at least ten trading days prior to an Amortization Payment Date, require that up to three Amortization Payments be made on such Amortization Payment Date (including the Amortization Payment then due), each of which Amortization Payments will be payable, subject to our compliance with the Equity Conditions, in shares of common stock or (as erroneously omitted from the terms of the Note but as correctly summarized in the current report on Form 8-K we filed on February 16, 2018), at our election, in an amount in cash equal to 105% of the Amortization Payment. Any such shares of common stock will be issuable from time to time upon the request of Powderhorn as described in the preceding paragraph.

●	In certain circumstances as described in the Note, the number of shares of common stock issued in payment of principal and interest on the Note will be converted at the “Alternate Conversion Price.” The Alternate Conversion Price means (a) during the period immediately following the occurrence of an Event of Default (as defined) and continuing until sixty days following the occurrence of an Event of Default and provided that the Event of Default is continuing on the applicable conversion date, 75% (rather than 25%, as erroneously stated in the Note) of the lowest traded price during the twenty-five trading day-period immediately prior to the applicable conversion date and (b) during the period from the sixty-first day following occurrence of an Event of Default and continuing until the Event of Default has been cured and provided that the Event of Default is continuing on the applicable conversion date, 55% of the lowest traded price during the 25 trading day-period immediately prior to the applicable conversion date.

The foregoing summary description of the amendment to the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, which is filed as an exhibit to this current report and is incorporated by reference herein.

Payment of August Amortization Payment by Issuance of Common Stock

As disclosed in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2018, we decided to pay the Amortization Payment due on August 9, 2018 by issuance of shares of common stock. We issued a total of 800,000 shares of common stock to Powderhorn in payment of such Amortization Payment. The number of shares issued was determined by dividing the payment amount of $63,000 by the Alternate Conversion Price as of August 9, 2018, which equaled $0.07875 (75% of $0.105, the lowest traded price during the twenty-five trading day-period prior to August 9, 2018).

Payment of September Amortization Payment in cash

On September 5, 2018, the Company paid the September amortization payment in cash.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1a	Amendment to 12.5% Original Issue Discount Convertible Promissory Note due February 9, 2019 dated August 31, 2018 between Two Rivers Water & Farming Company and Powderhorn I, LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TWO RIVERS WATER & FARMING COMPANY

	By:	/s/ Wayne Harding
Dated: September 5, 2018		Wayne Harding, Chief Executive Officer